EXECUTION COPY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”), effective as of March 20, 2017, between PVH Europe B.V. (the “Company”), and Daniel Grieder (the “Executive”);
W I T N E S S E T H:
WHEREAS, the Executive has been appointed as a statutory director of the Company (“statutair directeur”);
WHEREAS, the Executive currently is party to an employment agreement, dated as of 22 April 2004 between Tommy Hilfiger Europe B.V. and the Executive, as amended to date (the “Existing Agreement”);
WHEREAS, the Company desires to continue to employ the Executive on a full-time basis in accordance with the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be so employed by the Company.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof. The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment. The period commencing on the date hereof and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”
(a)    Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of Tommy Hilfiger Global and PVH Europe, or in such other position or positions as PVH Corp.’s (“PVH”) Chief Executive Officer or PVH’s Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise (the “Board”)) may designate from time to time. The Executive shall (i) perform such duties and services as shall from time to time be assigned to him, (ii) devote all of his business time to the services required of him hereunder, excluding any periods of vacation and sick leave to which the Executive is entitled, and (iii) use his best efforts, judgment, skill and energy to perform such duties and services. As used in this Section 1, “business time” shall be determined in accordance with the policies and usual and customary standards of PVH.
2.    Compensation.
(a)    Base Salary. The Company shall pay the Executive a salary at the annual rate of 931,000 Swiss francs gross (“Base Salary”). The Executive’s Base Salary shall be paid in euros and is payable in accordance with the normal payroll procedures of the Company in effect from time to time. Each payment shall be equal to the applicable portion of the Executive’s Base Salary then due converted to euros by the Swiss franc to euro conversion rate provided for in the immediately following sentence. The conversion ratio shall be equal to the average Swiss francs to euro exchange rate of the last month of the preceding calendar quarter, as determined by the Company. The Executive’s Base Salary shall be reviewed for increase at least annually by the Board, if required under the rules of the New York Stock Exchange, or by the Chief Executive Officer of PVH. Any increase shall be in the sole and absolute discretion of the persons or body with authority pursuant to the immediately preceding sentence. The Base Salary shall not be reduced after any increase. The term “Base Salary” as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.
(b)    Incentive and Bonus Compensation. The Executive shall be eligible to participate in the Company’s and PVH’s existing and future bonus and stock option plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan. To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Board or the Chief Executive Officer of PVH, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in its or their sole and absolute discretion. Nothing herein shall be deemed to prohibit the Company, PVH or the Board from amending or terminating any and all Plans in its sole and absolute discretion. The terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.
(c)    Benefits. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company or PVH for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time, it being acknowledged that by virtue of the Executive’s residence and principal workplace being in Amsterdam, the Netherlands, there may be differences in the employee benefit and insurance plans provided to him and PVH’s executives in the United States. Nothing herein shall be deemed to prohibit the Company, PVH or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.
(d)    Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval.
(e)    Housing Allowance. The Executive shall be entitled to receive an annual housing allowance of up to 48,000 euros gross, which shall be paid by the Company in equal monthly installments (pro-rated for any partial months) in accordance with the normal payroll procedures of the Company in effect from time to time.
(f)    Tax Preparation. The Company agrees to reimburse the Executive for or pay on the Executive’s behalf the reasonable fees of Loyens & Loeff (or other appropriate tax preparer mutually agreed upon) relating to personal tax and accounting support provided to the Executive by Loyens & Loeff (or other tax preparer) resulting from or in connection with the Executive’s expatriate status, such obligation not to exceed 3,000 euros gross per annum. Such fees shall be payable with respect to each year during the Employment Period and for the year following the termination of the Executive’s employment if, during the year after the termination of employment, the Executive receives any payment of severance pursuant to Section 3(d)(ii)(A) or a bonus pursuant to Section 3(d)(ii)(B).
(g)    Home Travel. The Company agrees to reimburse the Executive for or pay on the Executive’s behalf reasonable costs related to travel between the Executive’s home country and the Company’s offices in Amsterdam, the Netherlands, such costs not to exceed 40,000 euros gross in the aggregate for each year during the Employment Period.
3.    Termination of Employment. The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time. A termination of employment shall mean that the Executive shall cease to provide any services as an employee of the Company.
(a)    General. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as hereinafter defined). Such termination shall be effected by the Company or the Executive, as applicable, by giving notice in the manner provided in Section 3(j) before the end of a calendar month, whilst observing in the case of any termination of employment pursuant to Section 3(d) or Section 3(e), a notice period of six months by the Executive and 12 months by the Company.
(b)    Automatic Termination at Pension Age. This Agreement shall automatically terminate on the last day of the month during which the Executive reaches the State pension age (“AOW-gerechtigde leeftijd”). For the avoidance of doubt, the automatic termination of this Agreement as provided in this Section 3(b) shall not be regarded as a termination of employment by the Company or by the Executive. Upon such termination of this Agreement the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”).
(c)    Termination for Cause by the Company. If the Executive’s employment is terminated for Cause, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) any Other Benefits. For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon his termination for Cause.
(i)     For purposes of this Agreement, “Cause” is defined as an urgent cause (“dringende reden”) within the meaning of article 7:678 of the Dutch Civil Code and, to the extent not covered thereby, the commitment of any of the following:  (A) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (B) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive’s receipt of such written demand; (C) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law or the equivalent under the law of any foreign jurisdiction (other than a traffic violation); (D) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employee, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); or (E) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which he is then acting for the Company.
(ii)    For purposes of the provision, no act or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to an express resolution duly adopted by the Board, (B) the express instructions of the Board or the Chief Executive Officer of PVH or (C) the advice of counsel for PVH or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(d)    Termination without Cause by the Company or for Good Reason by the Executive.

(i)    If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason (as defined in Section 3(d)(iv)), the Company shall continue to pay the Executive his Base Salary during the notice period required pursuant to Section 3(a). Upon the conclusion of the notice period required pursuant to Section 3(a), the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (A) the portion of the Executive’s Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) any Other Benefits, and (D) any amounts due under Section 3(d)(ii).
(ii)    If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, then, in addition to the amounts provided in Section 3(d)(i), the Executive shall be:
(A)entitled to receive an aggregate gross amount (the “Severance Amount”) equal to the greater of (x) the Base Salary for 12 months and (y) the statutory severance amount provided for under the Dutch Civil Code. The Severance Amount shall be payable only if the Executive’s employment with the Company is terminated amicably through the execution and delivery by the parties of a settlement agreement within the meaning of article 7:400 of the Dutch Civil Code of which the terms will be in accordance with this Agreement including but not limited to Section 5. If the Executive’s employment with the Company is terminated other than as provided in the immediately preceding sentence, the Executive shall not be entitled to the Severance Amount and shall receive the transition payment (“transitievergoeding”) provided for under the Dutch Civil Code in lieu thereof. The Severance Amount shall be paid in 12 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment. For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under any and all severance policies of the Company or PVH (as then in effect and applicable to the Executive) and the Executive hereby waives any and all rights thereunder.
(B)eligible to receive a pro rata payout of any bonus award granted with respect to the performance cycle during which notice of termination is given (a “Pro Rata Bonus”). The payout of a Pro Rata Bonus shall be based on the actual performance level achieved against the performance measures established for the Executive’s award, as determined in accordance with the Company’s standard practices. If actual performance for the performance cycle is at a level sufficient to meet the established performance measures, then the Pro Rata Bonus shall be based upon the payout for the performance level achieved, as determined in accordance with the Company’s standard practices, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance cycle to the last day of the statutory notice period and the denominator of which is the total number of days in the performance cycle. Any Pro Rata Bonus shall be paid at the same time that bonus for the performance cycle are paid to similarly situated executives of the Company. For the avoidance of doubt, no bonus awards shall be granted to the Executive once a notice of termination of employment is given under this Section 3(d).
(iii)    If the Executive dies following the date of termination of employment but prior to the receipt of any amount otherwise payable pursuant to Section 3(d)(i) or 3(d)(ii), the remaining amounts shall be paid to the Executive’s estate (x) as soon as reasonably practible after the Executive’s death, in the case of amounts due under 3(d)(i) and 3(d)(ii)(A) and (y) when they would become payable to the Executive, in regard to amounts due under 3(d)(ii)(B).
(iv)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:
(1)    The assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose each of the following: (x) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (y) the assignment of additional or alternate duties or responsibilities to the Executive in connection with his professional development and (z) the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of the Executive’s position;
(2)    A reduction of the Executive’s Base Salary;
(3)    The taking of any action by the Company that substantially diminishes (x) the aggregate value of the Executive’s total compensation opportunity, or (y) the aggregate value of the employee benefits provided to the Executive relative to all other similarly situated senior executives pursuant to the Company’s employee benefit and insurance plans as in effect on the effective date of this Agreement; or
(4)    The Company requiring that the Executive’s services be rendered primarily at a location or locations more than 75 miles from the location of the Executive’s principal office at which he performs his duties hereunder, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business.
(e)    Termination by Voluntary Resignation (without Good Reason) by the Executive. If the Executive terminates his employment with the Company without Good Reason, the Company shall continue to pay the Executive his Base Salary during the notice period required pursuant to Section 3(a). Upon the conclusion of the notice period required pursuant to Section 3(a), the Company shall have no further obligation to the Executive hereunder except for the payment or provision of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), (iii) any Other Benefits, (iv) a Pro

Rata Bonus, if any, earned with respect to the period prior to the end of the statutory notice period, as and when determined and payable in accordance with Section 3(d)(ii)(B), and (v) in consideration of the covenant in Section 5(b), the Base Salary for six months paid in six substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination. Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive’s resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive’s Base Salary or shall have such obligation only with respect to the shortened period, as the case may be. For the avoidance of doubt, no bonus award will be granted to the Executive after notice of termination of employment is given under this Section 3(e).
(f)    Disability. The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that he is prevented from performing his usual duties and services hereunder during the 104-week period referred to in section 7:629 subsection 1 of the Dutch Civil Code (“Disability”).
(i)In the case of Disability, the Company shall continue to pay the Executive 70% of his Base Salary during such 104-week period and the Executive shall strictly comply with the rules and guidelines that are communicated to him by or on behalf of the Company.
(ii)    If the Executive’s employment is terminated by the Company due to his Disability, then upon the conclusion of the 104-week period referred to in section 7:629 subsection 1 of the Dutch Civil Code, the Company shall have no further obligation to the Executive hereunder except for the payment of (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any, including at the reduced rate provided in Section 3(f)(i)), (B) all unreimbursed expenses (if any), subject to Section 2(d), and (C) the payment or provision of any Other Benefits.
(g)    Death. If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.
(h)    No Severance for Certain Sales.  Notwithstanding anything in this Section 3 to the contrary and whether or not the Executive’s employment may be deemed to be terminated under applicable law or otherwise, the Executive shall not be entitled to the Severance Amount in Section 3(d) if the business or operating unit or division in which the Executive is then employed (“Business”) is sold, spun off or otherwise disposed of by PVH (directly or indirectly), regardless of the form or nature of such transaction, and either (i) the Executive continues his employment in substantially the same or a greater capacity in regard to the Business as immediately prior to the transaction, regardless of the terms of such employment, or (ii) the Executive is offered continued employment in connection with such transaction (whether or not he accepts the offer) and either (A) this Agreement is to be assumed by the purchaser or other acquirer of the Business or is to be continued as a result of the purchase, spin off or other transaction involving a change in control of the entity then employing the Executive or (B) the Executive is offered employment in substantially the same or a greater capacity in regard to the Business and (1) his base salary is no less than the Base Salary then in effect and (2) all other compensation and benefits offered to the Executive are consistent with similarly situated executives with the new employer (including in comparable affiliates).
(i)    Payment In Lieu; Garden Leave. Notwithstanding the provisions of Section 3(a) and Section 3(d) or Section 3(e), as applicable, the Company, in its absolute discretion upon notice of termination by the Company or voluntary resignation by the Executive may:
(i)    Give notice to the Executive of its decision to make a payment to the Executive in lieu of the notice period required pursuant to Section 3(a) or any unexpired portion of the applicable notice period (the “Relevant Period”) and make such payment in respect of the Relevant Period. The amount of such payment shall be equal to (A) the portion of his Base Salary for periods prior to the commencement of the Relevant Period that have been accrued but are unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) in the case of a termination of employment by the Company pursuant to Section 3(d), the Severance Amount; and (D) any Other Benefits (or the Company shall make provision therefor). In addition to the foregoing and not in limitation thereof, the Company shall pay the Executive his Pro Rata Bonus, if any, earned with respect to the period prior to the effective date of the Company’s notice referred to in the first sentence of this Section 3(i)(i), as and when determined and payable in accordance with Section 3(d)(ii)(B) (except that the relevant period for which the Pro Rata Bonus is payable shall only be through such effective date).
OR

(ii)    Give notice to the Executive of its decision to suspend the Executive during the Relevant Period. During such suspension, the Executive shall remain an employee of the Company, shall continue to receive the salary and benefits provided to him in the course of his employment under this Agreement, and shall remain bound by all the terms of his employment under this Agreement. In addition to the foregoing and not in limitation thereof, the Company shall pay the Executive his Pro Rata Bonus, if any, earned with respect to the period prior to the end of the Relevant Period, as and when determined and payable in accordance with Section 3(d)(ii)(B).
OR

(iii)    Give notice to the Excecutive of its decision to exclude the Executive from any premises of the Company for the Relevant Period. During the period of any such exclusion, the Executive shall remain an employee of the Company, shall continue to receive the salary and benefits provided to him in the course of his employment under this Agreement, and shall remain bound by all the terms of his employment under this Agreement. In addition to the foregoing and not in limitation thereof, the Company shall pay the Executive his Pro Rata Bonus, if any, earned with respect to the period prior to the end of the Relevant Period, as and when determined and payable in accordance with Section 3(d)(ii)(B).

(j)    Notice of Termination. Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death, shall be communicated by means of a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination and (iv) is given in accordance with Section 7(c).
(k)    Date of Termination. For purposes of this Agreement, the date of termination of the Executive’s employment shall be the last day of the applicable notice period, unless the Executive’s employment is terminated by reason of death, in which case the date of termination shall be the date of death.
(l)    Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions (whether as an officer, director, employee or other role) that the Executive holds with PVH and any of its subsidiaries, including the Company, unless the Board requests otherwise and the Executive agrees.
4.    Effect of Termination.
(a)    Full Settlement. The amounts paid to the Executive pursuant to Section 3(d) following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have with respect to his employment by the Company and the termination thereof, other than as expressly provided in Section 2(b). Such amounts shall constitute liquidated damages with respect to any and all such rights and claims, which shall be deemed to have been fully and forever waived and released.
(b)    No Duplication; No Mitigation; Limited Offset. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Section 3(d), which shall terminate immediately upon obtaining comparable coverage from another employer.
5.    Restrictive Covenants. For purposes of this Section 5, all references to the Company shall be deemed to refer to PVH and its subsidiaries, including, without limitation, PVH Europe B.V.
(a)    Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Employment Period or thereafter he shall not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a). The Executive further agrees that following the termination of the Employment Period for whatever reason, (i) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (ii) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).
(b)    Non-Competition. During the Employment Period and for the six-month period following the termination of this Agreement other than due to a termination by the Company without Cause or by the Executive for Good Reason, the Executive, without PVH’s prior written consent, shall not directly or indirectly, on his own behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the Executive’s date of termination. This Section 5(b) shall only apply to businesses that are directly competitive in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range with those of the business units and divisions of the Company and its affiliates in which the Executive has worked or over which the Executive has had supervisory, budgetary or management responsibility and are conducted in any of the territories where the Executive worked for the Company or any of its affiliates or where the business units or businesses over which he has had supervisory, budget or management responsibility operated. If the Executive breaches the covenant set forth in this Section 5(b), the period referred to in the first sentence of this Section shall be extended by the duration of that breach. For the avoidance of doubt, the Executive acknowledges, understands and agrees that if the Company terminates his employment without Cause or the Executive voluntarily resigns, whether for Good Reason or without Good Reason, the covenants and obligations set forth in this Section 5(b) shall apply to the Executive during the applicable notice period prior to his date of termination, and such covenants and obligations shall apply to the Executive during the full notice period irrespective of whether the Executive remains actively employed with the Company during the notice period, the Company suspends him for any portion of the notice period, the Executive is paid his Base Salary in lieu of notice or the Company or the Executive is placed on garden leave during the notice period.

(c)    Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive agrees that, during the Employment Period and the 12‑month period thereafter, he shall not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.
(d)    Non-Solicitation. The Executive agrees that during the Employment Period and for a period of 12 months following the termination thereof for any reason, he shall not hire or solicit to hire, whether on his own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company. In addition, during the Employment Period and such 12-month period thereafter, the Executive shall not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business.
(e)    Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees. Similarly, the senior management of the Company and PVH shall not make any derogatory comment concerning the Executive.
(f)    Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions shall not prevent him from obtaining gainful employment subsequent to the termination of his employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.
(g)    Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations shall cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(h)    Penalty. If the Executive is in breach of any of the covenants and obligations contained in this Section 5, the Executive shall owe to the Company without any demand or other prior notice a non-recurrent penalty of €10,000, to be increased by a penalty of €1,000 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the covenants and obligations set out in this Section 5. The Company shall have the right to claim damages in addition to the aforementioned penalty.
6.    Work for Hire. The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment. For purposes of this Section 6, all references to the Company shall be deemed to refer to PVH and its subsidiaries, including, without limitation, PVH Europe B.V.
7.    Miscellaneous.
(a)    Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of his rights or obligations under this Agreement. The Company may assign this Agreement in connection with a sale of all or substantially all of its business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. For the avoidance of doubt, a change in control of PVH or any other transaction that results in an indirect change in control of PVH Europe B.V. shall not constitute an assignment of this Agreement.
(b)    Survival. The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.
(c)    Notices. Any notices to be given hereunder shall be in writing and delivered personally, by recognized courier, prepaid by sender and signature required, or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

If to the Company, at:

PVH Europe B.V.
c/o PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Emanuel Chirico, Chief Executive Officer

With copies to:

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President and Chief Human Resources Officer

and

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President and General Counsel

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Netherlands, without regard to the principles thereof relating to the conflict of laws.
(e)    Consent to Jurisdiction. Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in Amsterdam, The Netherlands.
(f)    Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.
(g)    Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there shall be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the

Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law; provided, however, that the Executive shall not be entitled to indemnification hereunder with respect to any expense, loss, liability or damage which was caused by the Executive’s own gross negligence, willful misconduct or reckless disregard of his duties hereunder.
(i)    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(j)    Withholding. Any payments provided for hereunder shall be reduced by any amounts required to be withheld by the Company, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable employment or income tax laws or similar statutes or other provisions of law then in effect.
(k)    Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans or the plans referred to in Section 2(c). This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. The Executive acknowledges that he is entering into this Agreement of his own free shall and accord with no duress, and that he has read this Agreement and understands it and its legal consequences.
(l)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.
PVH EUROPE B.V.

By:    /s/ Analia McLaughlin
Name: Analia McLaughlin
Title: Attorney-in-Fact
Date: March 31, 2017

/s/ Daniel Grieder
Daniel Grieder
Date: March 31, 2017